Exhibit 15

June 8, 2004

To the Board of Directors and Shareholders

of Limited Brands, Inc.

Columbus, Ohio

Limited Brands, Inc.:

We are aware of the incorporation by reference in the Registration Statement Form S-3 No. 333-105484 and Form S-8 (Nos. 33-49871, 333-110465, 333-04927 and 333-04941) of Limited Brands, Inc. and its subsidiaries of our report dated May 17, 2004 relating to the unaudited consolidated interim financial statements of Limited Brands, Inc. and its subsidiaries that are included in its Form 10-Q for the thirteen weeks ended May 1, 2004.

Very truly yours,

/s/ Ernst & Young LLP

Columbus, Ohio